Exhibit 11.1

                           COMPUTATION OF EARNINGS PER SHARE


                                                 Three Months Ended       Six Months Ended
                                                      June 30,                June 30,
                                               ----------------------  ----------------------
                                                  1999        1998        1999        1998
                                               ----------  ----------  ----------  ----------
                                              (In thousands, except share and per share data)

Average common shares outstanding               6,581,451   6,201,733   6,566,643   6,164,965

Average common stock equivalents of
   warrants and options outstanding - based
   on the treasury stock method using market
   price                                           44,313     513,270      86,482     508,750
                                               ----------  ----------  ----------  ----------

                                                6,625,764   6,715,003   6,653,125   6,673,715
                                               ==========  ==========  ==========  ==========

Net income                                     $    1,345  $    1,077  $    2,347  $    1,704

Basic earnings per common share                      0.20        0.17        0.36        0.28

Diluted earnings per common share                    0.20        0.16        0.35        0.26


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